Exhibit 99.1

Rule 10b5-1 Trading Plan

(Non-discretionary Plan-Owned Shares Only)

BVF Partners L.P. and its affiliates (together, “BVF”) hereby adopts this Trading Plan (“Trading Plan”) dated August 26, 2014, between BVF and Wedbush Securities, Inc. (“Broker”), acting as agent.

Recital

This Trading Plan is being entered into between BVF and Broker to establish a trading plan for BVF that complies with the requirements of Rule 10b5-1(c) (1) and, to the extent applicable, Rule 10b-18 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  BVF is establishing this Trading Plan to acquire for BVF shares of the common stock, par value $0.001 per share (the “Stock”), of Targacept, Inc. (the “Issuer”).

A.           Implementation of the Plan

1.
BVF hereby appoints Broker to purchase or sell shares of Stock pursuant to the terms and conditions set forth below.  Subject to such terms and conditions, Broker hereby accepts such appointment.  Broker shall purchase or sell shares pursuant to the instructions delivered to Broker by BVF (the “Instruction Letter”) simultaneous with the execution of this Trading Plan.

2.
Broker is authorized to begin purchasing or selling Stock pursuant to this Trading Plan on September 5, 2014 (which shall be no earlier than 10 days from the date this Trading Plan is adopted) and shall cease purchasing or selling Stock on the earliest to occur of the date on which Broker receives notice of the death of Purchaser, as soon as reasonably practical after learning that the Issuer or any other person publicly announces a tender or exchange offer with respect to the Stock, the date of public announcement of a merger, acquisition, reorganization, recapitalization or comparable transaction affecting the securities of the Issuer as a result of which the Stock is exchanged or converted into shares of another company, the date on which Broker receives notice of the commencement of any proceedings in respect of or triggered by BVF’s bankruptcy or insolvency, the date that the instructions in the Instruction Letter are satisfied, and September 5, 2015 (the “Plan Trading Period”).

3.
(a) Broker shall purchase or sell up to the shares of Stock (the “Maximum Purchasable Amount” and “Maximum Sellable Amount” respectively and together, the “Maximum Amounts”), from time to time, in such quantities and at such prices (the “Prices”) as provided in the Instruction Letter.

(b) Subject to the conditions set forth in paragraph A.3 (a) above, Broker shall buy or sell up to the Maximum Amounts on any Trading Day under ordinary principles of best execution at the then-prevailing market price.

(c) If, consistent with ordinary principles of best execution or for any other reason, Broker cannot buy or sell the Maximum Amounts prior to the last Trading Day of the Plan Trading Period, Broker’ authority to buy or sell such shares for the account of BVF under this Trading Plan shall terminate. A “Trading Day” is any day during the Plan Trading Period that the Nasdaq Global Market (the “Principal Market”) is open for business and the Stock trades regular way on the Principal Market.

(d) The Maximum Amounts and the Prices, if applicable, shall be adjusted automatically on a proportionate basis to take into account any Stock split, reverse Stock split or Stock dividend with respect to the Stock or any change in capitalization with respect to the Issuer that occurs during the Plan Trading Period.

4.	Broker shall not buy or sell Stock hereunder at any time when:

(i)	Broker, in its sole discretion, has determined that a market disruption, banking moratorium, outbreak or escalation of hostilities or other crisis or calamity has occurred; or

(ii)
Broker, in its sole discretion, has determined that it is prohibited from doing so by a legal, contractual or regulatory restriction applicable to it or its affiliates or to BVF or BVF’s affiliates (other than any such restriction relating to BVF’s possession or alleged possession of material nonpublic information about the Issuer or the Stock); or

(iii)	Broker has received notice from BVF to terminate the plan in accordance with paragraph C.1 below.

5.
(a) BVF will deposit funds (“Funds”), into an account at Broker in the name of and for the benefit of BVF (the “Plan Account”), sufficient to cover purchases to be made under the Trading Plan on or before settlement date.

(b) Broker shall withdraw Funds from the Plan Account in order to settle purchases of Stock under this Trading Plan.  If at any time during the Plan Trading Period the Funds in the Plan Account on the settlement date are less than the Maximum Purchasable Amount, Broker shall have no further obligation to effect purchases of shares of Stock under this Trading Plan; provided, however, that Broker may, in its sole discretion continue to purchase shares in accordance with this Trading Plan, and BVF shall be responsible to pay for any such purchases.

(c) To the extent that any Funds remain in the Plan Account after the end of the Plan Trading Period or upon termination of this Trading Plan, Broker agrees to return such Funds promptly to the BVF.

6.	Broker may purchase or sell Stock on any national securities exchange, in the over-the-counter market, on an automated trading system or otherwise.

B.	BVF’s Representations, Warranties and Covenants. BVF hereby represents warrants and covenants that:

1.
BVF is not aware of any material nonpublic information concerning the Issuer or its securities.  BVF is entering into this Trading Plan in good faith and not as part of a plan or scheme to evade compliance with the federal securities laws.

2.
While this Trading Plan is in effect, BVF agrees not to enter into or alter any corresponding or hedging transaction or position with respect to the securities covered by this Trading Plan and agrees, except as expressly permitted herein, not to alter or deviate from the terms of this Trading Plan.

3.
The execution and delivery of this Trading Plan by BVF and the transactions contemplated by this Trading Plan will not contravene any provision of applicable law or any agreement or other instrument binding on BVF or any judgment, order or decree of any governmental body, agency or court having jurisdiction over BVF.

4.
BVF agrees that until this Trading Plan has been terminated as permitted herein BVF shall not (i) enter into a binding contract with respect to the purchase or sale of the Stock with another broker, dealer, financial institution or other party (each, a “Financial Institution”), (ii) instruct another Financial Institution to purchase or sell the Stock, or (iii) adopt a plan for trading with respect to Stock other than this Trading Plan.

5.
BVF agrees that it shall not, directly or indirectly, communicate any material nonpublic information relating to the Stock or the Issuer to any employee of Broker or its affiliates who is involved, directly or indirectly, in executing this Trading Plan at any time while this Trading Plan is in effect.

6.
BVF agrees that BVF shall at all times during the Plan Trading Period (as defined), in connection with the performance of this Trading Plan, comply with all applicable laws, including, without limitation, Section 16 of the Exchange Act and the rules and regulations promulgated thereunder, and make all filings, if any, required under Sections 13(d), 13(g) and 16 of the Exchange Act in a timely manner, to the extent any such filings are applicable to BVF.

7.	BVF acknowledges and agrees that BVF does not have, and shall not attempt to exercise, any influence over how, when or whether to effect purchases or sales of the Stock pursuant to this Trading Plan.

8.
Broker may purchase or sell the Stock on any national securities exchange, in the over the counter market, on an automated trading system or otherwise.  Broker or one of its affiliates may make a market in the Stock and may act as principal in executing purchases or sales under the Trading Plan. To the extent that Broker administers other trading plans relating to Issuer’s securities, Broker may aggregate orders for BVF with orders under other persons’ trading plans for execution in a block and allocate each execution on a pro rata basis to each person and BVF.  In the event of partial execution of block orders, Broker shall allocate all the Stock actually purchased or sold on a particular day pursuant to all Rule 10b5-1 trading plans concerning Issuer’s securities that Broker manages pro rata based on the ratio of (x) the number of shares to be purchased or sold pursuant to the order instructions of each trading plan to (y) the total number of shares to be purchased or sold under all trading plans having the same type of order instructions.

C.	Termination

1.
This Trading Plan may not be terminated prior to the end of the Plan Trading Period, except that it may be terminated at any time by written notice from BVF received by Broker’ compliance office at the address, fax number or email address set forth in paragraph F.4 below for any reason as long as such termination is made in good faith and not as part of a plan or scheme to evade the insider trading rules and BVF represents that to Broker in such notice, with reasons for a permitted termination including, but not limited to, where legal or regulatory restrictions applicable to BVF or BVF’s affiliates (other than any such restrictions relating to BVF’s possession or alleged possession of material nonpublic information about the Issuer or the Stock) would prevent Broker from buying or selling Stock for BVF’s account during the Plan Trading Period.

D.           Indemnification; Limitation of Liability

1.
(a) BVF agrees to indemnify and hold harmless Broker and its directors, officers, employees and affiliates from and against all claims, losses, damages and liabilities (including, without limitation, any legal or other expenses reasonably incurred in connection with defending or investigating any such action or claim) arising out of or attributable to Broker’s actions taken or not taken in compliance with this Trading Plan or arising out of or attributable to any breach by BVF of this Trading Plan (including BVF’s representations and warranties hereunder) or any violation by BVF of applicable laws or regulations.

(b) Notwithstanding any other provision hereof, Broker shall not be liable to BVF for:

(i)
special, indirect, punitive, exemplary or consequential damages, or incidental losses or damages of any kind, even if advised of the possibility of such losses or damages or if such losses or damages could have been reasonably foreseen; or

(ii)
any failure to perform or to cease performance or any delay in performance that results from a cause or circumstance that is beyond its reasonable control, including but not limited to failure of electronic or mechanical equipment, strikes, failure of common carrier or utility systems, severe weather, market disruptions or other causes commonly known as “acts of God”.

(c) Notwithstanding any other provision hereof, Broker shall not be liable to BVF for (i) the exercise of discretionary authority or discretionary control under this Trading Plan, if any, or (ii) any failure to effect a purchase or sale required by paragraph A, except for failures to effect purchases or sales as a result of the gross negligence or willful misconduct of Broker.

2.
BVF has consulted with BVF’s own advisors as to the legal, tax, business, financial and related aspects of, and has not relied upon Broker or any person affiliated with Broker in connection with, BVF’s adoption and implementation of this Trading Plan.

3.
BVF acknowledges and agrees that in performing BVF’s obligations hereunder neither Broker nor any of its affiliates nor any of their respective officers, employees or other representatives is exercising any discretionary authority or discretionary control respecting management of BVF’s assets, or exercising any authority or control respecting management or disposition of BVF’s assets, or otherwise acting as a fiduciary (within the meaning of Section 3(21) of the Employee Retirement Income Security Act of 1974, as amended, or Section 2510.3-21 of the Regulations promulgated by the United States Department of Labor) with respect to BVF or BVF’s assets.  Without limiting the foregoing, BVF further acknowledges and agrees that neither Broker nor any of its affiliates nor any of their respective officers, employees or other representatives has provided any “investment advice” within the meaning of such provisions, and that no views expressed by any such person will serve as a primary basis for investment decisions with respect to BVF’s assets.

E.           Agreement to Arbitrate

Both Parties agree that all controversies which may arise between BVF and Broker or any of our officers, employees or agents concerning any transaction or the construction, performance or breach of this or any other agreement between BVF and Broker, shall be determined by arbitration in accordance with the rules, then in effect, of The Financial Industry Regulatory Authority (“FINRA”), The New York Stock Exchange (“NYSE”) or any other exchange or forum of which Broker is a member, as BVF may elect.  If BVF does not make such election by certified mail sent to Brokers main office within ten (10) days after the receipt of notification from Broker requesting such an election, then BVF authorizes Broker to make such election on behalf of BVF.

F.           General

1.
BVF and Broker acknowledge and agree that this Trading Plan is a “securities contract,” as such term is defined in Section 741(7) of Title 11 of the United States Code (the “Bankruptcy Code”), entitled to all of the protections given such contracts under the Bankruptcy Code.

2.
This Trading Plan and the Instruction Letter constitute the entire agreement between the parties with respect to this Trading Plan and supersedes any prior agreements or understandings with regard to the Trading Plan.

3.	(a) This Trading Plan may be amended by BVF only upon the written consent of Broker and receipt by Broker of the following document, each dated as of the date of such amendment:

(i)
a certificate signed by BVF certifying that the representations and warranties of BVF contained in this Trading Plan are true at and as of the date of such certificate as if made at and as of such date.

(b) Once such of the aforementioned documents is received by Broker, this Trading Plan, as modified, shall be effective immediately.

4.
All notices to Broker under this Trading Plan shall be given to Broker’ office in the manner specified by this Trading Plan by confirmed email to rob.katz@wedbush.com or by certified mail to the address below:

Wedbush Securities Inc
1000 Wilshire Blvd
Los Angeles CA  90017
Attn.:  Rob Katz

5.	BVF’s rights and obligations under this Trading Plan may not be assigned or delegated without the written permission of Broker.

6.	This Trading Plan may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

7.
If any provision of this Trading Plan is or becomes inconsistent with any applicable present or future law, rule or regulation, that provision will be deemed modified or, if necessary, rescinded in order to comply with the relevant law, rule or regulation.  All other provisions of this Trading Plan will continue and remain in full force and effect.

8.	This Trading Plan shall be governed by and construed in accordance with the internal laws of the State of California and may be modified or amended only by a writing signed by the parties hereto.

9.
The BVF understands that, due to the manual process involved in executing and reporting trades on the floor of the New York Stock Exchange (“NYSE”), a trade that is otherwise compliant with the price restrictions of Rule 10b-18 may appear to have been effected outside of the price restriction. Such a condition typically occurs as a result of the delays inherent in the NYSE specialist process of reporting a trade to the consolidated tape. In those instances where there is a delay between the execution and reporting of a trade by the specialist on the NYSE floor, a trade reported to the consolidated tape by another market may cause the NYSE trade report to appear as an “uptick”, i.e., a trade executed at a price higher than the highest independent bid or last sale price. These conditions are more likely to occur in actively traded stocks.

NOTICE: THIS AGREEMENT CONTAINS A PRE-DISPUTE ARBITRATION CLAUSE IN PARAGRAPH E.

IN WITNESS WHEREOF, the undersigned have signed this Trading Plan as of the date first written above.

BVF PARTNERS L.P.

By:	BVF Inc., its general partner

By:	/s/ Mark N. Lampert
Mark N. Lampert
President

Wedbush Securities Inc.

By:	/s/ Ian Winer
Name:	Ian Winer
Title:	Head of Equity Trading